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                                                      Exhibit 99
Memorandum
File No. 333-40757

     The Prospectus and the Indenture filed with Amendment No. 1 to the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of securities on December 4, 1997 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Pages 5-6     The following information for each Trust appears:

              The total number of units of each Trust.

              The Public Offering Price at the opening of business on the Initial Date of Deposit.

              The initial annual fee of the Trustee.

              The first and second distributions and record dates.

              The estimated long-term returns and estimated current returns (if applicable) to Unitholders as of the opening of business on the Initial Date of Deposit.

              Estimated net annual unit income.

Pages 7-10    The following information for each Trust appears on the pages indicated:

              Summary data regarding the composition of the portfolio of each Trust.

              The portfolio for each Trust.

Page 11 The Report of Independent Certified Public Accountants has been completed.

Page 12       The Statements of Condition have been completed.

Page 36       Estimated Cash Flows to Unit holders have been completed.

         THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST


              The Trust Agreement has been conformed to reflect the execution thereof.

                                                            CHAPMAN AND CUTLER

December 4, 1997